Exhibit 99.1

FOR IMMEDIATE RELEASE

MCCORMICK ACQUIRES BILLY BEE HONEY PRODUCTS LTD.

SPARKS, MD, FEBRUARY 20 - McCormick & Company, Incorporated (NYSE:MKC) today announced that it has purchased the shares of Billy Bee Honey Products Ltd. for $75 million in cash.

•                  Billy Bee® is the leading brand of honey in Canada and one of the best known Canadian food brands.  Billy Bee Honey Products also sells Doyon® brand products which are particularly popular in Quebec.

•                  Annual sales of this business are approximately $37 million and include branded, private label and industrial products.

•                  The acquisition is expected to be accretive to earnings and support the Company’s 8-10% earnings per share growth objective.

Founded in 1958, Billy Bee Honey Products is Canada’s largest honey business with a 60% share of branded honey sales to retailers in Canada.  In recent years, Billy Bee has developed and marketed new products using honey, including mustard, sauces and salad dressings.  Billy Bee also supplies an estimated 50% of the private label honey sold to Canadian retailers and about half of the honey used as an ingredient by food manufacturers in Canada.

The acquisition is expected to be immediately accretive to earnings.  The purchase price of $75 million is a multiple of approximately 8 times 2007 EBITDA (earnings before interest, tax, depreciation and amortization) and will be financed through cash from operations and short-term credit facilities.

Alan D. Wilson, President & CEO of McCormick, stated, “An important avenue of growth at McCormick is the acquisition of leading brands.  In November 2007 we had exciting news with the announcement of our agreement to acquire the Lawry’s business.  Today’s announcement of the Billy Bee acquisition reflects our continued commitment to our acquisition strategy.  Consumers in Canada know Billy Bee and Doyon as trusted brands of pure, natural honey.  Honey is a unique flavor and a healthy way to add sweetness to many foods and beverages.  This is a terrific complement to our savory products in Canada and a great extension of the sweet products we currently market in Europe and the Asia/Pacific region.

“Over the past 50 years, the management and employees of Billy Bee have created a well-established business, and in recent years have launched some exciting value-added products.  We look forward to working together to achieve further growth through innovation and distribution expansion.”

Acquisition Information

                A Billy Bee fact sheet that contains information related to the acquisition can be found on McCormick’s website at ir.mccormick.com.

Forward-looking Information

                Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  Actual results could differ materially from those projected in the forward-looking statements.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

                McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food manufacturers as well as to retail outlets.

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For information contact:

Corporate Communications: John McCormick (410-771-7110 or

john_mccormick@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

2/2008